Exhibit 99.1

Sonic Foundry Announces Second Quarter Fiscal 2015 Financial Results

MADISON, Wis.--(BUSINESS WIRE)--May 14, 2015--Sonic Foundry, Inc. (NASDAQ: SOFO), the trusted leader for video creation and management solutions, today announced consolidated financial results for its fiscal 2015 second quarter ended March 31, 2015.

Select quarterly financial highlights:

  Billings of $9.1 million, a decrease of 12% from $10.3 million compared to the same period last year. Billings in Japan were less than the prior year by approximately $700 thousand due to both significant currency rate changes compared to last year as well as continued construction delays. We also made the decision to route fewer transactions to our key distribution partners in an effort to reduce associated carrying and transaction costs that had a $350 thousand impact.
  Revenues of $8.1 million, a decrease of 9% compared to the second quarter of fiscal 2014. No revenue was recorded on a $900 thousand international transaction shipped in the quarter, the majority of which will be recognized as revenue in the third fiscal quarter.

    Product and other revenue of $3.3 million, a decrease of 20% compared to the second quarter of fiscal 2014
    Service revenue of $4.8 million, an increase of 1% over the second quarter of fiscal 2014
  Gross margin of $6.2 million or 77% compared to $6.5 million or 73% for the second quarter of fiscal 2014. The increase in gross margin percentage was driven by operational improvements in Europe as well as improved margins in Japan.
  Net loss of $1.4 million or $(0.31) per basic share compared to a net loss of $871 thousand or $(0.21) per basic share in the second quarter of fiscal 2014.
  Adjusted EBITDA loss of $(301) thousand compared to Adjusted EBITDA income of $984 thousand in the second quarter of fiscal 2014.
  Cash of $2.6 million compared to $4.3 million at September 30, 2014.

As of March 31, 2015, $9.9 million of revenue from services and products were unearned (an increase from $8.8 million as of March 31, 2014). The company expects to realize $3.7 million of that in the quarter ending June 30, 2015. Unearned revenue increased $1.0 million during the quarter as a result of the large international transaction referred to above which was fully deferred in the current period. Services revenue, which includes Mediasite customer support contracts, training, installation, rental, event and content hosting services, is recognized over the life of the contract.

International product and service billings accounted for 55 percent of Sonic Foundry’s consolidated billings in the second quarter of fiscal 2015, compared to 57 percent in the second quarter of fiscal 2014. International billings have remained high primarily as a result of customer wins in the Middle East and sales efforts of our locations in Europe and Japan.

In the second quarter of fiscal 2015, 75 percent of billings were to existing customers, compared to 66 percent during the same period last year, with 31 percent to corporate customers and 61 percent to education customers.

“We’re pleased to be progressing with large deals like the one in the Middle East, and expect to see more of them closing this fiscal year. As a company we are well positioned to take advantage of the largest, most strategic investments in video as campuses realize the value of building it into their very infrastructure. While the enterprise video market is still early stage, it’s growing, and we are committed to innovating the best, most holistic solutions that drive growth and lead customers to build stronger organizations,” said Gary Weis, chief executive officer of Sonic Foundry.

As a result of the impact of currency rate changes in Japan and Europe, continued construction delays in Japan as well as timing of domestic opportunities compared to last year, the company is revising the fiscal 2015 guidance provided previously for billings to between $41 and $42 million, adjusted EBITDA of between $1.5 and $2.5 million and a net loss of between $1 and $2 million.

To supplement and enhance the reader’s understanding of our operating performance and our ability to satisfy lender requirements, we disclose Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization (Adjusted EBITDA), a non-GAAP measure of operating performance. As a result, we will no longer disclose the non-GAAP measure we provided prior to Fiscal 2015. Our adjusted EBITDA measure excludes stock compensation expense from the SEC definition of EBITDA. As such, our Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies, and should not be viewed as an alternative to net income as a measurement of our operating performance. Our credit agreement contains a minimum debt service coverage ratio based, in part, on Adjusted EBITDA since this measure is representative of adjusted income available for debt and interest payments. A reconciliation of net loss to adjusted EBITDA for the quarters ended March 31, 2015 and 2014 are included in the release. The company is unable to provide a reconciliation of projected EBITDA to projected net income due to the unknown effect, timing and potential significance of certain income statement items.

Sonic Foundry will host a corporate webcast today for analysts and investors to discuss its fiscal 2015 second quarter results at 3:30 p.m. CT / 4:30 p.m. ET. It will use its patented rich media communications system, Mediasite, to webcast the presentation for both live and on-demand viewing. To access the presentation, register at www.sonicfoundry.com/earnings. An archive of the webcast will be available for 90 days.

About Sonic Foundry®, Inc.

Sonic Foundry (NASDAQ: SOFO) is the trusted leader for video capture, management and webcasting solutions in education, business and government. The patented Mediasite Enterprise Video Platform transforms communications, training, education and events for over 3,000 customers in over 60 countries. The company empowers organizations to reach everyone through the power of video; accelerating knowledge-sharing, preserving valuable content, building stronger teams and getting results.

© 2015 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

This news release contains forward-looking statements about the products and services of Sonic Foundry within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements include statements about our products and services, our customer base, strategic investments, new partnerships, our future operating results and any statements we make about the company’s future. These types of statements address matters that are subject to many risks and uncertainties. Actual results could differ materially from the forward-looking guidance we provide. Any forward-looking statements should be considered in context of the risk factors disclosed in our periodic forms 10Q, 10K and other filings with the SEC. These filings can be accessed on-line at www.sec.gov and other websites or can be obtained from the company’s investor relations department. All of the information and disclosures we make in this news release regarding our business, including any forward looking guidance, are as of the date given and we assume no obligation to update or change this information, regardless of subsequent events.

Sonic Foundry, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except for share data)
(Unaudited)

	March 31,	September 30,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$2,610	$4,344
Accounts receivable, net of allowances of $180 and $150	8,141	8,449
Inventories, net	2,216	1,721
Prepaid expenses and other current assets	1,721	1,544
Total current assets	14,688	16,058
Property and equipment:
Leasehold improvements	903	911
Computer equipment	6,055	5,440
Furniture and fixtures	745	720
Total property and equipment	7,703	7,071
Less accumulated depreciation	4,456	3,675
Property and equipment, net	3,247	3,396
Other assets:
Goodwill	10,828	11,185
Customer relationships, net of amortization of $324 and $191	1,973	2,471
Software development costs, net of amortization of $341 and $252	192	281
Product rights, net of amortization of $103 and $41	569	631
Other intangibles, net of amortization of $180 and $162	50	37
Other long-term assets	512	564
Total assets	$32,059	$34,623

Liabilities and stockholders' equity
Current liabilities:
Revolving line of credit	$2,227	$ ─
Accounts payable	1,468	1,183
Accrued liabilities	1,228	2,512
Unearned revenue	8,564	9,079
Current portion of capital lease obligation	224	196
Current portion of notes payable	907	974
Current portion of subordinated notes payable	134	2,096
Total current liabilities	14,752	16,040

Long-term portion of unearned revenue	1,385	929
Long-term portion of capital lease obligations	233	173
Long-term portion of notes payable	1,540	1,139
Long-term portion of subordinated note payable	134	314
Other liabilities	354	401
Deferred tax liability	4,256	4,312
Total liabilities	22,654	23,308

Commitments and contingencies

Stockholders' equity:	─	─
Preferred stock, $.01 par value, authorized 500,000 shares; none issued
5% preferred stock, Series B, voting, cumulative, convertible, $.01 par value	─	─
(liquidation preference at par), authorized 1,000,000 shares, none issued

Common stock, $.01 par value, authorized 10,000,000 shares; 4,363,919 and
4,276,470 shares issued and 4,351,203 and 4,263,754 shares outstanding	44	43
Additional paid-in capital	195,468	194,260
Accumulated deficit	(184,754)	(182,372)
Accumulated other comprehensive loss	(1,158)	(421)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders' equity	9,405	11,315
Total liabilities and stockholders' equity	$32,059	$34,623

Sonic Foundry, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except for per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014

Revenue:
Product	$3,215	$4,055	$6,589	$6,867
Services	4,805	4,748	10,049	9,064
Other	86	75	209	153
Total revenue	8,106	8,878	16,847	16,084

Cost of revenue:
Product	1,104	1,485	2,640	2,838
Services	786	894	1,921	1,351
Total cost of revenue	1,890	2,379	4,561	4,189
Gross margin	6,216	6,499	12,286	11,895

Operating expenses:
Selling and marketing	4,311	4,058	8,705	7,446
General and administrative	1,433	1,641	2,803	2,578
Product development	1,544	1,382	3,077	2,629
Patent settlement	-	400	-	400
Acquisition costs	-	40	-	490
Total operating expenses	7,288	7,521	14,585	13,543
Loss from operations	(1,072)	(1,022)	(2,299)	(1,648)

Non-operating income (expenses):
Gain on investment in Mediasite KK	-	1,391	-	1,391
Equity in earnings of investment in Mediasite KK	-	15	-	38
Interest expense, net	(66)	(74)	(129)	(91)
Other income (expense), net	(4)	(10)	164	(10)
Income (loss) before income taxes	(1,142)	300	(2,264)	(320)
Provision for income taxes	(208)	(1,171)	(118)	(1,241)
Net loss	$(1,350)	$(871)	$(2,382)	$(1,561)

Net loss per common share:
– basic	$(0.31)	$(0.21)	$(0.55)	$(0.38)
– diluted	$(0.31)	$(0.21)	$(0.55)	$(0.38)

Sonic Foundry, Inc.
Consolidated Adjusted EBITDA Reconciliation
(in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2015	2014

Net Loss	$(1,350)	$(871)
Add:
Depreciation and amortization	553	417
Income tax expense	208	1,171
Interest expense	66	74
Stock-based compensation expense	222	193

Adjusted EBITDA	$(301)	$984

Sonic Foundry, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six months ended
	March 31,
	2015	2014
Operating activities
Net loss	$(2,382)	$(1,561)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain or equity in earnings on investment in Mediasite KK	-	(1,429)
Amortization of other intangibles	180	71
Amortization of software development costs	89	88
Amortization of product rights	62	-
Depreciation of property and equipment	783	603
Provision for doubtful accounts	30	133
Deferred taxes	3	1,109
Stock-based compensation expense related to stock options	538	475
Remeasurement gain on subordinated debt	(212)	-
Changes in operating assets and liabilities:
Accounts receivable	157	(2,117)
Inventories	(526)	(229)
Prepaid expenses and other current assets	(191)	(916)
Accounts payable and accrued liabilities	(868)	1,352
Other long-term liabilities	(43)	(44)
Unearned revenue	78	1,216
Net cash used in operating activities	(2,302)	(1,249)

Investing activities
Purchases of property and equipment	(465)	(366)
Cash received in Mediasite KK acquisition, net of cash paid	-	1,281
Cash paid for MediaMission acquisition, net of cash acquired	-	(119)
Net cash (used in) provided by investing activities	(465)	796

Financing activities
Proceeds from notes payable	833	1,954
Proceeds from line of credit	5,027	-
Payments on notes payable	(2,417)	(677)
Payments on line of credit	(2,800)	-
Payment of debt issuance costs	(30)	(28)
Proceed from issuance of common stock and warrants	663	182
Proceeds from exercise of common stock options	8	32
Payments on capital lease obligations	(120)	(118)
Net cash provided by financing activities	1,164	1,345
Changes in cash and cash equivalents due to changes in foreign currency	(131)	(9)
Net increase (decrease) in cash and cash equivalents	(1,734)	883
Cash and cash equivalents at beginning of period	4,344	3,482
Cash and cash equivalents at end of period	$2,610	$4,365

CONTACT:
Sonic Foundry, Inc.
For investor inquiries:
investor@sonicfoundry.com
or
For media relations:
Tammy Jackson, 608.770.9052
tammy@sonicfoundry.com